Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2024	Quarter Ended September 30, 2023
Diluted earnings per share	$1.18	$1.30
Net Income	$3,145,000	$3,481,000
Return on average common equity	11.14%	13.63%
Return on average assets	1.05%	1.19%

Millersburg, Ohio – October 24, 2024 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced third quarter 2024 net income of $3,145,000, or $1.18 per basic and diluted share, as compared to $3,481,000, or $1.30 per basic and diluted share, for the same period in 2023. For the nine-month period ended September 30, 2024 net income totaled $7,693,000 compared to $11,059,000 for the same period last year, a decrease of 30%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.14% and 1.05%, respectively, compared with 13.63% and 1.19% for the third quarter of 2023. For the nine-month period ended September 30, 2024 ROE and ROA were 9.30% and 0.88% as compared to 14.85% and 1.28% for the comparable period in 2023.

Eddie Steiner, President and CEO stated, “Local economic conditions remain stable with continued low unemployment. Loan demand has been steady, with signs of increasing borrower appetite as interest rates decline. Total revenue is 2% above the prior year’s nine months and net revenue before provision for credit loss and taxes is 1% ahead on a year to date basis. Margins and efficiency are holding very close to prior year levels, even with higher rates paid on deposits and moderate inflation within operating costs. Overall quality within the loan portfolio remains acceptable, and shareholders’ equity and book value per share have increased 7% year to date.”

Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $4.60 million during the quarter, an increase of $93 thousand, or 2%, from the prior year’s third quarter. Net interest income increased $377 thousand, or 4%, noninterest income increased $104 thousand, or 6%, and noninterest expense rose $388 thousand, or 6%, in the third quarter of 2024 compared to the same period in 2023.

Provision for credit loss expense for the quarter increased $523 thousand from third quarter 2023 and $4.5 million for the comparable nine-month period. As previously identified, while continuing to pursue liquidation of a commercial lending relationship originally totaling $6.4 million, the credit was charged down in third quarter 2024 by the previously held specific reserve of $4.1 million. The court appointed receiver has obtained auction values of the premises and equipment in possession and the bank continues to move through the court system to schedule liquidation of the assets or sale of company.

The allowance for expected credit losses on loans amounted to $7.2 million, or 1.00% of total loans, on September 30, 2024, as compared to $6.7 million or 0.98% of total loans on September 30, 2023. The allowance for credit losses on off-balance sheet commitments on September 30, 2024 was $532 thousand, as compared to a September 30, 2023 balance of $492 thousand. CSB recorded no allowance for credit losses related to AFS or HTM debt securities as there is a zero loss expectation on these securities.

Loan interest income including fees increased $1.4 million, or 15%, during third quarter 2024 as compared to the same quarter in 2023. The increase was almost evenly divided between volume and rate increases with a $48 million increase in average loan volume and a 41bp increase in quarter over prior quarter yield. Securities interest income decreased $142 thousand, or 7%, during the third quarter 2024 compared to the same quarter 2023 as the Company continues to deploy cash flow from investments into loan originations. Loan yields for third quarter 2024 averaged 5.80%, an increase of 41 basis points from the 2023 third quarter average of 5.39%, while overnight funds and securities yields for third quarter 2024 averaged 5.41% and 2.17%, respectively, compared to 5.45% and 2.11% in the third quarter 2023.

Interest expense rose $1.1 million, or 38%, during third quarter 2024 as compared to third quarter 2023. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve during March 2022 through July 2023, followed by competitive pressures from banks and others to secure adequate funding. The cost to fund gross earning assets for the third quarter 2024 was 1.40% as compared to 1.04% for the third quarter of 2023.

The fully-taxable equivalent (“FTE”) (a non-GAAP measure) net interest margin was 3.26% compared to 3.21% for the third quarter 2023. Compared to the 2023 third quarter, FTE net interest income increased $377 thousand, or 4%, reflecting increasing interest income with a $31 million increase in average earning assets as well as a 42 bp increase in the yield on assets. The higher interest rate environment coupled with the continued mix shift into loans from securities primarily drove the increase in earnings from assets, which was partially offset by higher average interest-bearing liabilities and a 48 bp higher cost of funds. Tax equivalency effect on net interest margin was 0.01% in third quarter 2024 and 2023.

Noninterest income increased $104 thousand, or 6%, compared to third quarter of 2023. The increase was primarily the result of a $59 thousand increase in gain on sale of mortgage loans to the secondary market, a $28 thousand increase in the unrealized gain or loss on equity securities, a $24 thousand increase in earnings on bank owned life insurance, and a $15 thousand increase in trust and brokerage fees. Offsetting decreases were recognized in service charges related to deposit overdraft fees and credit card fees.

Noninterest expense increased $388 thousand, or 6%, from third quarter 2023. Salary and employee benefit costs increased $227 thousand, or 7%, compared to the prior year quarter with increases in base salary, insurance, and social security taxes. Marketing and public relation costs increased $38 thousand, or 31%, with increases in community related activities. Professional and directors’ fees increased $25 thousand, or 7%, state financial institutions tax increased $24 thousand, or 13%, due to the increase in capital. Debit card expenses increased $7 thousand, or 4%, primarily with increases in processing. Software expense increased $13 thousand, or 3%. Equipment expense increased $25 thousand, or 13%, with increasing costs of maintenance contracts and repairs. The Company’s third quarter efficiency ratio increased to 58.2% compared to 57.0% in the prior year.

Federal income tax expense was $756 thousand in the 2024 third quarter compared to $850 thousand in the 2023 third quarter. The effective tax rates for the 2024 and 2023 third quarters were 19% and 20%, respectively.

Average earning assets for the 2024 third quarter increased $31 million, or 3%, from the year-ago quarter, primarily reflecting a $48 million, or 7%, increase in average loans, a $36 million, or 10%, decrease in average securities, and a $19 million, or 50%, increase in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $36 million, or 8%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $10 million, or 6%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $3 million from the prior year’s quarter as balances were drawn for expenses and to maintain the low interest rate on the first mortgage. Average consumer credit balances decreased $839 thousand, or 5%, versus the same quarter of the prior year. Commercial loan demand softened to somewhat muted levels during third quarter, with households and businesses alike preferring to limit borrowing until the election provides some clarity as to tax rates and inflation.

Nonperforming assets were $3.4 million, or 0.47%, of total loans on September 30, 2024, compared to $260 thousand, or 0.04% of total loans, a year ago. The identified commercial relationship mentioned above accounts for $2.8 million of the $3.4 million total nonperforming loans at September 30, 2024. Delinquent loan balances as of September 30, 2024, increased to 0.59% of total loans as compared to 0.23% on September 30, 2023. Net loan charge-offs recognized during third quarter 2024 were $4 million, or 2.2% of average loans annualized, compared to third quarter 2023 net loan recoveries of $119 thousand.

Average deposit balances increased on a quarter over prior year quarter comparison by $28 million, or 3%. For the third quarter 2024, the average cost of deposits amounted to 1.48%, as compared to 1.08% for the third quarter 2023. Third quarter 2024 increases in average deposit balances over the prior year quarter included money market accounts of $28 million and time deposits of $62 million. Noninterest-bearing accounts decreased $22 million from the prior year’s third quarter while savings and interest-bearing demand accounts declined $40 million. The average balance of short-term borrowings, which are customer repurchase agreements, decreased during the third quarter of 2024 by $9 million, or 28%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $115 million on September 30, 2024, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 9.43% for the quarter ended September 30, 2024, and 8.72% for the quarter ended September 30, 2023. The Company declared a third quarter dividend of $0.40 per share, producing an annualized yield of 4.2% based on September 30, 2024 closing price of $38.50.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of September 30, 2024. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio. A loan production office was opened in Medina, Ohio on March 20, 2024.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2024	2024	2024	2023	2023	2024	2023
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$9,248	$8,959	$9,190	$9,377	$8,871	$27,397	$26,897
Provision for credit loss expense	700	2,889	1,152	156	177	4,741	286
Noninterest income	1,809	1,741	1,772	1,678	1,705	5,322	5,066
Noninterest expenses	6,422	5,814	6,142	6,258	6,034	18,378	17,802
FTE adjustment(a)	34	34	42	32	34	110	101
Net income	3,145	1,615	2,933	3,697	3,481	7,693	11,059
Basic and Diluted earnings per share	1.18	0.61	1.10	1.38	1.30	2.89	4.12

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.05%	0.56%	1.02%	1.25%	1.19%	0.88%	1.28%
Return on average common equity (ROE), annualized	11.14	5.89	10.84	14.22	13.63	9.30	14.85
Net interest margin FTE(a)	3.26	3.28	3.37	3.36	3.21	3.30	3.30
Efficiency ratio	58.17	54.22	56.00	56.67	56.99	56.15	55.70
Number of full-time equivalent employees	175	173	172	168	178

MARKET DATA
Book value per common share	$43.25	$41.43	$41.11	$40.43	$37.96
Period-end common share market value	38.50	39.00	40.00	37.54	37.75
Market as a % of book	89.02%	94.14%	97.30%	92.85%	99.45%
Price-to-earnings ratio	9.02	8.88	7.78	6.81	6.85
Average basic common shares outstanding	2,661,474	2,664,485	2,665,277	2,671,086	2,675,967	2,663,737	2,682,872
Average diluted common shares outstanding	2,661,474	2,664,485	2,665,277	2,671,086	2,675,967	2,663,737	2,682,872
Period end common shares outstanding	2,659,324	2,663,924	2,664,683	2,669,938	2,671,313
Common stock market capitalization	$102,384	$103,893	$106,587	$100,229	$100,842

ASSET QUALITY
Gross charge-offs	$4,095	$274	$88	$15	$43	$4,457	$97
Net (recoveries) charge-offs	4,008	246	74	(5)	(119)	4,328	(125)
Allowance for credit losses	7,224	10,587	7,136	6,607	6,691
Nonperforming assets (NPAs)	3,371	6,683	361	396	260
Net charge-off (recovery) / average loans ratio	2.20%	0.14%	0.04%	0.00%	(0.07)%	0.81%	(0.03)%
Allowance for credit losses / period-end loans	1.00	1.47	1.00	0.94	0.98
NPAs/loans and other real estate	0.47	0.93	0.05	0.06	0.04
Allowance for credit losses / nonperforming loans	214	158	1,979	1,667	2,576

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.16%	9.09%	9.10%	8.79%	8.39%
Average equity to assets	9.43	9.49	9.38	8.80	8.72
Average equity to loans	15.54	15.37	15.43	14.87	15.00
Average loans to deposits	68.99	70.54	69.78	67.47	66.20

AVERAGE BALANCES
Assets	$1,191,037	$1,161,533	$1,160,661	$1,172,324	$1,162,029	$1,171,156	$1,153,549
Earning assets	1,127,405	1,097,706	1,097,704	1,107,002	1,096,679	1,107,678	1,088,525
Loans	723,129	717,105	705,294	693,779	675,283	715,205	657,698
Deposits	1,048,214	1,016,569	1,010,745	1,028,207	1,020,135	1,025,260	1,014,537
Shareholders' equity	112,352	110,219	108,837	103,164	101,294	110,476	99,538

ENDING BALANCES
Assets	$1,209,181	$1,167,315	$1,156,245	$1,178,689	$1,156,598
Earning assets	1,134,786	1,104,404	1,097,703	1,109,171	1,087,591
Loans	719,602	721,916	710,822	701,404	680,949
Deposits	1,070,531	1,023,835	1,010,115	1,027,427	1,018,075
Shareholders' equity	115,008	110,368	109,555	107,939	101,410

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2024	2023
ASSETS
Cash and cash equivalents
Cash and due from banks	$26,108	$20,409
Interest-bearing deposits with banks	69,535	29,000
Total cash and cash equivalents	95,643	49,409
Securities
Available-for-sale, at fair-value	131,718	145,330
Held-to-maturity	211,655	230,505
Equity securities	247	246
Restricted stock, at cost	1,520	1,561
Total securities	345,140	377,642

Loans held for sale	509	-
Loans	719,602	680,949
Less allowance for credit losses	7,224	6,691
Net loans	712,378	674,258

Premises and equipment, net	13,994	13,105
Goodwill	4,728	4,728
Bank owned life insurance	27,996	25,229
Accrued interest receivable and other assets	8,793	12,227
TOTAL ASSETS	$1,209,181	$1,156,598

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$286,525	$300,018
Interest-bearing	784,006	718,057
Total deposits	1,070,531	1,018,075

Short-term borrowings	19,224	30,734
Other borrowings	1,296	1,808
Accrued interest payable and other liabilities	3,122	4,571
TOTAL LIABILITIES	1,094,173	1,055,188
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2024 and 2023	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	101,847	94,614
Treasury stock at cost - 321,278 shares in 2024
and 309,289 shares in 2023	(7,929)	(7,481)
Accumulated other comprehensive loss	(7,354)	(14,167)
TOTAL SHAREHOLDERS' EQUITY	115,008	101,410
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,209,181	$1,156,598

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended		Nine months ended
(Unaudited)	September 30,		September 30,
(Dollars in thousands, except per share data)	2024	2023	2024	2023
Interest and dividend income:
Loans, including fees	$10,531	$9,175	$30,959	$25,855
Taxable securities	1,782	1,910	5,489	5,867
Nontaxable securities	88	102	264	305
Other	789	531	1,537	1,520
Total interest and dividend income	13,190	11,718	38,249	33,547
Interest expense:
Deposits	3,898	2,772	10,687	6,484
Other	78	109	275	267
Total interest expense	3,976	2,881	10,962	6,751
Net interest income	9,214	8,837	27,287	26,796
Provision for credit loss expense	700	177	4,741	286
Net interest income, after provision
for credit loss expense	8,514	8,660	22,546	26,510
Noninterest income
Service charges on deposit accounts	301	332	872	924
Trust services	274	259	951	769
Debit card interchange fees	535	525	1,570	1,579
Credit card fees	162	166	484	535
Earnings on bank owned life insurance	203	179	585	520
Gain on sale of loans	106	47	215	106
Unrealized gain (loss) on equity securities	17	(11)	(12)	2
Other	211	208	657	631
Total noninterest income	1,809	1,705	5,322	5,066
Noninterest expenses
Salaries and employee benefits	3,656	3,429	10,181	10,112
Occupancy expense	295	290	872	856
Equipment expense	224	199	649	595
Professional and director fees	391	366	1,160	1,073
Software expense	421	408	1,263	1,228
Marketing and public relations	162	124	432	383
Debit card expense	186	179	568	494
Financial institutions tax	216	192	648	576
FDIC insurance expense	132	131	396	380
Other expenses	739	716	2,209	2,105
Total noninterest expenses	6,422	6,034	18,378	17,802
Income before income taxes	3,901	4,331	9,490	13,774
Federal income tax provision	756	850	1,797	2,715
Net income	$3,145	$3,481	$7,693	$11,059
Net income per share:
Basic and diluted	$1.18	$1.30	$2.89	$4.12

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended
(Unaudited)	September 30,
(Dollars in thousands)	2024	2023
Net interest income	$9,214	$8,837
Taxable equivalent adjustment[1]	34	34
Net interest income, FTE	$9,248	$8,871
Net interest margin	3.25%	3.20%
Taxable equivalent adjustment[1]	0.01	0.01
Net interest margin, FTE	3.26%	3.21%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended
(Unaudited)	September 30,
(Dollars in thousands)	2024	2023
Pre-Provision Net Revenue (PPNR)
Net interest income	$9,214	$8,837
Total noninterest income	1,809	1,705
Total revenue	11,023	10,542

Less: Noninterest expense	6,422	6,034

PPNR	$4,601	$4,508

TANGIBLE EQUITY

(Unaudited)	Sept 30,	Sept 30,
(Dollars in thousands)	2024	2023
Total Shareholders' Equity	$115,008	$101,410
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity	$110,280	$96,682